STOCK AND NOTE PURCHASE AGREEMENT

This Stock and Note Purchase Agreement (the “Agreement”), is entered into effective as of the 20th day of May, 2019 (the “Effective Date”), by and between John R. Loftus or his assigns (“Loftus” or the “Buyer”), and Elemetal, LLC, a Delaware limited liability company (“Elemetal” or the “Seller”).

RECITALS

A. As of immediately prior to the Effective Date, Elemetal owns approximately 12,814,727 shares of DGSE Companies, Inc. (“DGSE”) common stock (either directly or as held in Elemetal’s wholly owned subsidiary, Truscott Capital, LLC, a Delaware limited liability company) (the “Stock”).

B. Loftus owns (a) one hundred percent (100%) of the outstanding uncertificated membership units and common interests of NTR Metals, LLC (“NTR”)(the “Loftus NTR Units”), (b) 1,800 Class A Common and 11,235,859 Class J Preferred uncertificated membership units of Elemetal (the “Loftus Elemetal Units”), and (c) 85.5% of the outstanding uncertificated membership units and common interests of JL-PN, LLC, a Delaware limited liability company (“JL-PN”)(the “Loftus JL-PN Units”). NTR and JL-PN are collectively referred to herein as the “Companies”. The Loftus NTR Units, Loftus Elemetal Units and Loftus JL-PN Units are collectively referred to herein as the “Loftus Membership Units”. JL-PN is a single-purpose holding company that holds 657,900 (approximately 32.95%) of the outstanding uncertificated Class A Common membership units and common interests of Elemetal.

C. Elemetal is the holder of that certain Secured Promissory Note (the “Note”), dated December 29, 2016, in the original principal amount of $990,000, executed by BB&V, LLC and made payable to Elemetal, which Note is secured pursuant to that certain RBC Pledged Account Agreement (the “Pledge Agreement”). The Note and the Pledge Agreement are collectively referred to herein as the “Note Interest”.

D. Loftus desires to purchase, and Elemetal desires to sell, the Stock and the Note Interest for the consideration set forth below, upon the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto intending to be bound agree as follows:

1. Purchase and Sale of the Stock and Note Interest; Deliverables; Liabilities

1.01 Purchase of the Stock; Assignment of the Note Interest. Subject to and upon the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Elemetal will sell, transfer, convey, assign and deliver to Loftus, and Loftus will purchase, acquire and accept from Elemetal, (a) all of the Stock and all of Elemetal’s rights associated with the Stock, (b) all of Elemetal’s and NTR’s rights under that certain Registration Rights Agreement dated December 9, 2016 and entered into between DGSE, Elemetal and NTR (the “Registration Rights Agreement”), and (c) all of Elemetal’s rights in and to the Note Interest. Unless otherwise agreed to by the parties hereto, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at a mutually agreed location, date and time no later than May 15, 2019 (the date of Closing, the “Closing Date”).

1.02 Purchase Price. The consideration to be paid by Loftus for the Stock and the Note Interest is (a) Five Million Dollars ($5,000,000.00) cash (the “Cash Portion”) plus (b) all of Loftus’ right, title and interest in the Loftus Membership Units (collectively, the “Purchase Price”). At the Closing, Loftus will deliver to Seller the Cash Portion of the Purchase Price to Elemetal by wire transfer of immediately available funds in accordance with the written instructions of Seller and the Loftus Membership Units pursuant to an Assignment of Membership Units (the “Assignment of Membership Units”) in the form attached hereto as Exhibit A .

1.03 Closing Deliverables by Elemetal. At the Closing, Elemetal will deliver, or cause to be delivered, to Loftus (unless waived by Loftus):

(a) the Stock, pursuant to a Stock Power in the form attached hereto as Exhibit B, duly executed by Elemetal;

(b) evidence from Elemetal, in form acceptable to Loftus, that any restrictive legend on the certificate(s) evidencing the Stock has been removed or modified;

(c) a copy of the resolution of the managers of Elemetal, evidencing the approval of this Agreement and the other documents and instruments to be executed in connection herewith (the “Transaction Documents”) to which it is a party, and the transactions contemplated hereby and thereby;

(d) an Assignment of Registration Rights Agreement in the form attached hereto as Exhibit C, duly executed by Elemetal and NTR;

(e) an Assignment of Secured Promissory Note in the form attached hereto as Exhibit D, duly executed by Elemetal;

(f) a Consent, executed by DGSE, to Elemetal’s assignment to Loftus of Elemetal’s rights under the Registration Rights Agreement, in such form as required by Loftus; and

(g) such other documents and instruments as may be necessary or appropriate to effect the consummation of the transactions contemplated hereby.

1.04 Closing Deliverables by Loftus. At the Closing, Loftus will deliver, or cause to be delivered, to Elemetal:

(a) payment of the Cash Portion of the Purchase Price to Elemetal as set forth in Section 1.02; and

(b) the Assignment of Membership Units, duly executed by Loftus; and

2

(c) such other documents and instruments as may be necessary or appropriate to effect the consummation of the transactions contemplated hereby.

2. Representations and Warranties of Elemetal

Elemetal represents and warrants to Loftus as follows:

2.01 Organization, Qualification and Company Power. Elemetal is a limited liability company duly organized, validly existing and in limited liability company good standing under the laws of the State of Delaware.

2.02 Stock; Note; Enforceability; No Conflict.

(a) Elemetal (either directly or as held in Elemetal’s wholly owned subsidiary, Truscott Capital, LLC, a Delaware limited liability company) has good title to, and is the sole record and beneficial owner of the Stock and the Note Interest, which are to be transferred to Loftus free and clear of any and all liens, claims, encumbrances, covenants, conditions, restrictions, voting trust arrangements, security interests, options and adverse claims or rights whatsoever (collectively, “Liens”). Upon consummation of the purchase contemplated hereby, Loftus will acquire from Elemetal good title, and sole record and beneficial ownership, to the Stock and the Note Interest, free and clear of any and all Liens.

(b) This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Elemetal, and constitute the legal, valid and binding obligations of Elemetal, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by the availability of certain equitable remedies..

(c) No broker has acted for Elemetal in connection with this Agreement or the transactions contemplated hereby, and no broker is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Elemetal.

(d) The execution, delivery and performance of this Agreement and such other Transaction Documents by Elemetal do not and will not violate or conflict with any law, rule or regulation or any order, writ, injunction or decree of any governmental authority or arbitrator, and do not and will not conflict with, result in a breach of or constitute a default under the provisions of any agreement or instrument to which Elemetal is a party or by which Elemetal is bound.

2.03 Investment Intent. Elemetal is acquiring the Loftus Membership Units for its own account for investment purposes and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act of 1933, as amended. (the “Securities Act”). Elemetal is an accredited investor as defined in Rule 501(a) promulgated under the Securities Act. Elemetal (i) is a sophisticated investor with knowledge and experience in business and financial matters, (ii) has received certain information concerning the Companies and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Loftus Membership Units, and (iii) is able to bear the economic risk and lack of liquidity inherent in holding the Loftus Membership Units. Elemetal understands that the Loftus Membership Units have not been registered under the Securities Act and are subject to transfer restrictions.

3

2.04 Knowledge. Elemetal has intimate knowledge of the Companies; has relied solely on an independent investigation made by its representatives; has been furnished all documents relating to the business, finances and operations of the Companies that Elemetal requested from Loftus; and has evaluated the risks and merits associated with the Companies to its satisfaction. Elemetal has been afforded the opportunity to ask questions of Loftus and the Companies’representatives concerning the Companies in making the decision to acquire the Loftus Membership Units, and such questions have been answered to its satisfaction. Elemetal acknowledges that no person has been authorized to give any information or to make any representation or warranty concerning the Companies or the Loftus Membership Units, other than as expressly set forth in this Agreement, and if given or made, any such other information or representation has not been relied upon as having been authorized by Loftus or the Companies.

2.05 Authorization. Elemetal has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Except for the provisions of this Agreement and applicable securities laws and regulations, there are no restrictions on transfer of the Stock or Note Interest, and no consent, approval or authorization of any governmental agency or other third party is required in order effect the same or to otherwise consummate the transactions contemplated hereby. All actions required on the part of Elemetal for the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party have been duly and validly taken.

3. Representations and Warranties of Loftus

Loftus represents and warrants to Elemetal as follows:

3.01 Organization and Power of the Companies. The Companies are limited liability companies duly organized, validly existing and in limited liability company good standing under the laws of the States of Texas (NTR) and Delaware (JL-PN).

3.02 Authorization; Enforceability; No Conflict. Loftus has all requisite power and authority to enter into and perform this Agreement and to consummate the transaction, and the Agreement has been duly and validly authorized by all action required by law and any other documents to which Loftus is bound. This Agreement and any other documents to be entered into and performed by Loftus have been duly and validly executed and delivered by Loftus and are the legal, valid, and binding obligations of Loftus, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by the availability of certain equitable remedies. The execution, delivery and performance of this Agreement and such other documents by Loftus do not and will not violate or conflict with any law, rule or regulation or any order, writ, injunction or decree of any governmental authority or arbitrator, and do not and will not conflict with, result in a breach of or constitute a default under the provisions of any agreement or instrument to which Loftus is a party or by which Loftus is bound.

4

3.03 No Restrictions. Except for the provisions of this Agreement, the respective certificates of formation, company agreement and operating agreement of the Companies (which provisions, including any notice provisions and right of first refusal provisions, have either been complied with or are hereby waived by the parties for the limited purpose of completing the sale of the Loftus Membership Units hereunder), there are no restrictions on transfer of the Loftus Membership Units, and no consent, approval or authorization of any governmental agency or other third party is required in order effect the same or to otherwise consummate the transactions contemplated hereby. All actions required on the part of Loftus and the Companies for the execution, delivery and performance of this Agreement and the Transaction Documents to which they are a party have been duly and validly taken.

3.04 Title. Loftus has good title to, and is the sole record and beneficial owner of the Loftus Membership Units, all of which are to be transferred to Elemetal free and clear of any and all Liens, other than as set forth in the company agreement and operating agreement of the Companies. Upon consummation of the purchase contemplated hereby, Elemetal will acquire from Loftus good title, and sole record and beneficial ownership to the Loftus Membership Units, free and clear of any and all Liens, other than as set forth in the company agreement and operating agreement of the Companies.

3.05 Books and Records. The books and records of the Companies have been provided or made available to Elemetal prior to the execution of this Agreement. The books and records of the Companies (i) are complete and correct in all material respects, (ii) accurately and fairly reflect, in reasonable detail, the material transactions of, acquisitions and disposition of the material assets by and incurrence of liabilities by the Companies, and (iii) have been maintained, in all material respects, in accordance with good business practice and in accordance with all applicable laws.

3.06 Banks and Brokerage Accounts. The Companies currently have no bank account or safe-deposit box.

3.07 Tax Matters.

(a) To Loftus’ actual knowledge, the Companies have filed all tax returns that they were required to file to date and all such tax returns and K-1s in connection with each tax period were correct and complete in all material respects. The Companies have paid all taxes due, if any, as shown on any such tax return.

(b) No examination or audit of any Company tax return by any governmental entity is currently in progress or, to Loftus’s actual knowledge, threatened or contemplated.

(c) All applicable withholding obligations with respect to employees of the Companies have been satisfied.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any taxes of the Companies.

5

(e) All deficiencies asserted, or assessments made, against the Companies as a result of any examinations by any taxing authority have been fully paid.

(f) There are no liens for taxes upon any the Companies’ assets, nor, to Loftus’s knowledge, is any taxing authority in the process of imposing any such lien for taxes (other than for current taxes not yet due and payable).

3.08 Litigation. There are no actions pending against either of the Companies, and Loftus has not received notice of any violation of any law by either Company. To Loftus’ actual knowledge, there is no unsatisfied judgment or threatened claim or action against either Company.

3.9 Broker’s Fees. No broker has acted for Loftus in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of Loftus.

3.10 Investment Intent. Loftus is acquiring the Stock and Note Interest for his own account for investment purposes and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act. Loftus is an accredited investor as defined in Rule 501(a) promulgated under the Securities Act. Loftus (i) is a sophisticated investor with knowledge and experience in business and financial matters, (ii) has intimate knowledge of DGSE, and (iii) is able to bear the economic risk and potential lack of liquidity inherent in holding the Stock and Note Interest.

4. Further Assurances. Following the Closing, subject to the terms and conditions of this Agreement, if any further action is necessary in order to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents of transfer, novation or assignment) as the other party may reasonably request (at the sole cost and expense of the requesting party).

5. Conditions to Closing.

5.01. Conditions to Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated are subject to the satisfaction or (to the extent permitted by applicable law) waiver by the parties, on or prior to the Closing Date, of each of the following conditions:

(a) Approvals. All consents, approvals and actions of or by, and all filings with and notifications to, any governmental authority and other third parties required to consummate the transactions contemplated hereby must have been obtained, taken or made, as applicable, and remain in full force and effect.

(b) No Prohibitions. No provision of any applicable law prohibits the transactions contemplated hereby.

6

5.02 Conditions to Obligations of Elemetal. The obligations of Elemetal to consummate the transactions contemplated hereby are subject to the satisfaction or (to the extent permitted by applicable law) waiver by Elemetal, on or prior to the Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Loftus set forth in Section 3 hereto (i) that is qualified by materiality must be true and correct in all respects and (ii) that is not so qualified must be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they must be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b) Receipt of Closing Deliveries. Loftus must have delivered (or caused to be delivered) all of the items specified in Section 1.04.

5.03 Conditions to Obligations of Loftus. The obligations of Loftus to consummate the transactions are subject to the satisfaction or (to the extent permitted by applicable law) waiver by Loftus, on or prior to the Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Elemetal set forth in Section 2 hereto (i) that is qualified by materiality must be true and correct in all respects and (ii) that is not so qualified must be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly solely as of an earlier date, in which case they must be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b) Financing. Loftus will have obtained third-party financing necessary for Loftus to pay, at the Closing, the Purchase Price.

(c) Receipt of Closing Deliveries. Elemetal must have delivered, or caused to be delivered, all of the items specified in Section 1.03.

6. Notices. Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by facsimile, overnight courier or registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:	John Loftus
13022 Preston Road
Dallas, TX 75240

To the Seller:	Elemetal, LLC
15850 Dallas Parkway
Dallas, Texas 75248
Attn: General Counsel

Unless otherwise specified herein, such notices or other communications will be deemed received (a) on the date delivered, if delivered personally, (b) upon verification of receipt, if delivered by telecopy during regular business hours, or the next business day, if delivered by telecopy after regular business hours, (c) one business day after it is sent via a reputable nationwide overnight courier service or (d) three business days after being sent, if sent by registered or certified mail, return receipt requested.

7

7. Mutual Release. Effective as of the Closing, Loftus and Elemetal, on their own behalf and on behalf of their respective subsidiaries (including without limitation, NTR), affiliates, heirs and assigns, as applicable, including without limitation derivatively, to the fullest extent legally possible, hereby completely and forever release, waive and discharge, and shall be forever precluded from asserting, any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, of any kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, whether or not hidden or concealed, then existing in law, equity or otherwise, that they have, had or may have against the other, and additionally in the case of Loftus, the Companies, and in the case of Elemetal, DGSE, their respective heirs, assigns, subsidiaries, and their respective present or former directors, officers, employees, management, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents acting in such capacity, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Closing Date, other than, as applicable, any rights under this Agreement or any Transaction Document to which Loftus or Elemetal are entitled. In making this waiver, the parties acknowledge that they may hereafter discover facts in addition to or different from those which they now believe to be true with respect to the subject matter released herein, but agree that they have taken that possibility into account in reaching this Agreement and as to which they expressly assume the risk. THE PROVISIONS IN THIS SECTION 7 ARE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT, OR FUTURE ENVIRONMENTAL LAW, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES, OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.

8. Termination.

8.01 Grounds for Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by the mutual written agreement of Loftus and Elemetal;

8

(b) by Loftus in the event of any material breach of any representation, warranty, covenant or agreement of Elemetal contained herein if such breach would give rise to the failure of any of the conditions specified in Section 5.03 and such breach is not cured within ten days after the giving of written notice by Loftus to Elemetal; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a material breach by Loftus;

(c) by Loftus if the condition in Section 5.03(b) is not satisfied, or is not anticipated to be promptly satisfied, as determined in Loftus’ sole discretion;

(d) by Elemetal in the event of any material breach of any representation, warranty, covenant or agreement of Loftus contained herein if such breach would give rise to the failure of any of the conditions specified in Section 5.02 and such breach is not cured within ten days after the giving of written notice by Elemetal to Loftus; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a material breach by Elemetal;

(e) by either Loftus or Elemetal if any governmental authority has issued a final and non-appealable order, decree or judgment permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and the party seeking to terminate this Agreement pursuant to this Section 8.1(e) has used commercially reasonable efforts to remove such order; or

(f) by either Loftus or Elemetal if the Closing has not occurred on or before July 30, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(f) is not available to any party whose failure to fulfill any material obligation under, or material breach of any provision of, this Agreement is a cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

8.02 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 8.01 must give written notice of such termination to the other parties to this Agreement, specifying the provision(s) pursuant to which such termination is effective.

8.03 Effect of Termination. If this Agreement is terminated pursuant to this Section 8, then this Agreement will forthwith become wholly void and of no further force and effect and all rights and obligations of the parties hereunder will be terminated without further liability of any party to any other party; provided, however, that (a) the provisions of this Section 8.03 (Effect of Termination) and Sections 9 through 17 (general provisions), and the rights and obligations of the parties thereunder, will survive any such termination; and (b) nothing herein will relieve any party from liability for any intentional misrepresentation under, or any intentional breach of, this Agreement prior to the date of termination.

9. Successors and Assigns. This Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

9

10. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

11. Expenses. Each party is solely responsible for any fees or expenses that it incurs in connection with the transaction contemplated by this Agreement.

12. Governing Law. This Agreement is governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Texas.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which constitute the same instrument, but only one of which need be produced. Facsimile or .pdf execution and delivery of this Agreement is legal, valid and binding for all purposes.

14. Construction. The language used in this Agreement is deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

15. No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

16. Entire Agreement; Amendments. This Agreement (together with the documents referenced herein) embodies the entire agreement and understanding between the parties to this Agreement with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

17. Further Assurance. Each party will execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as another party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

[Signature page follows]

10

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:

/s/ John Loftus
JOHN LOFTUS

SELLER:

ELEMETAL, LLC

By:	/s/ William LeRoy
William LeRoy
CEO

11

LIST OF EXHIBTS

Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC, each of the following exhibits to this Stock and Note Purchase Agreement have been omitted. The registrant hereby agrees to furnish supplementally to the SEC, upon its request, any or all omitted exhibits.

1.	Exhibit A, Form of Assignment of Membership Units

2.	Exhibit B, Form of Stock Power

3.	Exhibit C, Form of Assignment of Registration Rights Agreement

4.	Exhibit D, Form of Assignment of Secured Promissory Note

12